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                                                                       EXHIBIT 5

                               HALE AND DORR LLP
                               Counselors At Law
                 60 State Street, Boston, Massachusetts 02109
                        617-526-6000 * FAX 617-526-5000


                                              March 20, 2001


CMGI, Inc.
100 Brickstone Square
Andover, Massachusetts 01810

     Re:  CMGI, Inc. Deferred Compensation Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $5,000,000 of deferred compensation obligations (the "Obligations") of CMGI, Inc., a Delaware corporation (the "Company"), under the CMGI, Inc. Deferred Compensation Plan (the "Plan").

We have examined the Restated Certificate of Incorporation of the Company, as amended to date, and the Amended and Restated By-Laws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and issuance of the Obligations in accordance with the Plan, to register and qualify the Obligations for issuance under all applicable state securities or "blue sky" laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the Delaware General Corporation Law statute and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Obligations have been duly authorized for issuance and, when the Obligations are issued by the Company in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing and (iii) duties and standards imposed on creditors and
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parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing.

It is understood that this opinion is to be used only in connection with the issuance of the Obligations while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein under the caption "Interests of Named Experts and Counsel." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                             Very truly yours,

                                             /s/ HALE AND DORR LLP

                                             HALE AND DORR LLP